n e w s r e l e a s e

                                        Exhibit 99.2

Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Amy Smith Humana Investor Relations (502) 580-2811 e-mail: Amysmith@humana.com
Kelley Murphy
Humana Corporate Communications
(502) 224-1755
e-mail: Kmurphy26@humana.com

Humana Reports Third Quarter 2020 Financial Results;
Remains Focused on Facilitating Access to Quality Care during the Pandemic

•Continues emphasis on actions to alleviate financial burdens and other hardships for its members, providers, employees, and communities during the COVID-19 pandemic
•Achieves 92 percent, or 4.1 million of the company's Medicare Advantage members currently enrolled in 4-Star and above contracts for 2021, including 960,000 members in 4.5 Star contracts and a 5-Star rated contract in Florida
•Reports 3Q20 earnings per diluted common share (EPS) of $10.05 on a GAAP basis, $3.08 on an Adjusted basis; reports YTD 2020 EPS of $27.37 on a GAAP basis, $21.04 on an Adjusted basis
◦ GAAP amounts include the impact of certain one-time non-operational items, including a market gain from publicly traded investments and the receipt of unpaid risk corridor payments previously written off
•Updates FY 2020 EPS guidance, now anticipating GAAP EPS to be in a range of $24.70 to $24.95 and Adjusted EPS in a range of $18.50 to $18.75
◦FY 2020 EPS guidance reflects fourth quarter 2020 losses of approximately $2.55 per share on a GAAP basis, approximately $2.40 per share on an Adjusted basis
◦As previously noted, Humana anticipates fourth quarter losses to reflect the continued support for its constituents, along with the impact of increasing utilization, and COVID-19 testing and treatment costs
•Increases full year expected individual Medicare Advantage membership growth to approximately 375,000 members from the previous range of 330,000 to 360,000 members, representing expected year-over-year growth of approximately 10 percent

LOUISVILLE, KY (November 3, 2020) – Humana Inc. (NYSE: HUM) has continued to focus on its most vulnerable members and communities throughout the ongoing COVID-19 pandemic by taking actions to simplify access to care, reduce financial barriers, and address social determinants of health, while also alleviating administrative difficulties and monetary burdens for its providers to ensure efficient, consistent care for their patients.

Humana has leveraged its clinically focused integrated care delivery model to stand up initiatives to support the return to care amid the pandemic, including waiver of all cost sharing for in-network primary care, outpatient behavioral health, and telehealth visits for its Medicare Advantage members, the distribution of in-home preventive screening kits, establishment of a clinical outreach team to proactively engage with the company's most vulnerable members, and a multi-sector advertising campaign designed to encourage members to stay connected with their providers.

Utilization continued to rebound throughout the quarter, reaching approximately 95 percent of historic baseline levels at the close of the third quarter. Utilization resumed at a faster pace for fully-insured group commercial medical members in the Group and Specialty segment, compared to a more gradual return for senior and Medicaid members in the Retail segment.

Results of operations in the quarter were impacted by increasing utilization, COVID-19 testing and treatment costs, as well as the financial impact of the company's ongoing crisis relief efforts. As utilization levels continue to normalize and the company persists with support to its members, providers, employer groups, and communities, Humana maintains the expectation that its results of operations in the back half of 2020 will entirely offset the significant outperformance experienced in the first half of the year that resulted from historically low utilization levels.

Humana will continue to monitor the pandemic's impact on the company and remains committed to all of its stakeholders to adjust its response accordingly, proactively leveraging its integrated care delivery model to best serve its members, partnering with federal and state governments to develop comprehensive and actionable response plans, minimizing the impact on its provider partners, and advancing the long-term sustainability of the company and the healthcare system.
“We continue to see more Medicare beneficiaries choosing Medicare Advantage (MA) plans over Medicare-Fee-For-Service due to MA’s ever-increasing value proposition. What’s driving this strong value is the fact that plans must constantly innovate to stay competitive as Medicare beneficiaries have the freedom to choose a plan that’s affordable for them and that suits their lifestyle needs. For example, about 60 percent of our members are in $0 premium plans and enjoy supplemental benefits not included in Medicare-Fee-For-Service, like dental, vision, hearing, access to healthy foods, and gym memberships,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “Also, because the MA program rewards for quality through CMS’s Five-Star Quality Rating System, it encourages health plans like Humana to be proactive and to take a holistic approach to managing the care of its members. Based on Humana’s recently announced Stars ratings, we continue to be a leader among our peers, with 4.1 million, or 92 percent, of our MA members currently enrolled in plans rated 4-stars or higher.”

Summary of Quarterly and Year to Date Results

Humana today reported consolidated pretax income and diluted earnings per common share (EPS) for the quarter ended September 30, 2020 (3Q20) versus the quarter ended September 30, 2019 (3Q19) and for the nine months ended September 30, 2020 (YTD 2020) versus the nine months ended September 30, 2019 (YTD 2019) as noted in the tables below.
Humana’s 3Q20 and YTD 2020 GAAP results of operations were impacted by both the market gain resulting from the initial conversion of the company's prior ownership interest in certain privately held companies (primarily Oak Street Health, Inc.) into publicly-traded common stock upon such companies initial public offering (IPO) during 3Q20 and the subsequent changes in the market value of such securities from their IPO through the end of the quarter, as well as the receipt of unpaid risk corridor payments that were previously written off. The 3Q20 receipt of the risk corridor payments was associated with losses incurred by the company under the Affordable Care Act (ACA) business in 2014 to 2016. The receipt of these risk corridor payments accounted for less than 50 percent of the company’s accumulated pretax losses from its ACA businesses during that time period. The impact of both the fair market value change and the receipt of the unpaid risk corridor payments have been excluded in the company’s 3Q20 and YTD 2020 Adjusted (non-GAAP) consolidated results of operations.

Consolidated income before income taxes and equity in earnings (pretax income) In millions	3Q20 (a)	3Q19 (b)	YTD 2020 (c)	YTD 2019 (d)
Generally Accepted Accounting Principles (GAAP)	$1,755	$888	$5,058	$2,863
Amortization associated with identifiable intangibles	23	17	66	53
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(7)	(82)	63	(217)
Change in fair market value of publicly-traded equity securities	(643)	—	(643)	—
Receipt of commercial risk corridor receivables previously written off, net	(578)	—	(578)	—
Charges associated with workforce optimization	—	46	—	46
Adjusted (non-GAAP)	$550	$869	$3,966	$2,745

Diluted earnings per common share (EPS)	3Q20 (a)	3Q19 (b)	YTD 2020 (c)	YTD 2019 (d)
GAAP	$10.05	$5.14	$27.37	$16.24
Amortization associated with identifiable intangibles	0.13	0.10	0.38	0.29
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(0.03)	(0.47)	0.37	(1.23)
Change in fair market value of publicly-traded equity securities	(3.72)	—	(3.73)	—
Receipt of commercial risk corridor receivables previously written off, net	(3.35)	—	(3.35)	—
Charges associated with workforce optimization	—	0.26	—	0.26
Adjusted (non-GAAP)	$3.08	$5.03	$21.04	$15.56
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.
Please refer to the tables above, as well as the consolidated and segment highlight sections that follow for additional discussion of the factors impacting the year-over-year comparisons.

In addition, below is a summary of key consolidated and segment statistics comparing 3Q20 to 3Q19 and YTD 2020 to YTD 2019.

Humana Inc. Summary of Quarterly Results (dollars in millions, except per share amounts)	3Q20 (a)	3Q19 (b)	YTD 2020 (c)	YTD 2019 (d)
Consolidated results:
Revenues - GAAP	$20,075	$16,241	$58,093	$48,593
Revenues - Adjusted	$18,823	$16,241	$56,841	$48,593
Pretax income - GAAP	$1,755	$888	$5,058	$2,863
Pretax income - Adjusted	$550	$869	$3,966	$2,745
Diluted EPS - GAAP	$10.05	$5.14	$27.37	$16.24
Diluted EPS - Adjusted	$3.08	$5.03	$21.04	$15.56
Benefits expense ratio - GAAP	82.6%	85.0%	81.4%	85.2%
Benefits expense ratio - Adjusted	85.3%	85.0%	82.3%	85.2%
Operating cost ratio - GAAP	13.0%	11.7%	12.2%	10.9%
Operating cost ratio - Adjusted	13.2%	11.4%	12.3%	10.8%
Operating cash flows - GAAP	$1,815	$2,442	$5,356	$4,772
Parent company cash and short term investments	$2,422	$1,674
Debt-to-total capitalization	33.0%	34.3%
Retail segment results:
Revenues - GAAP	$16,741	$14,088	$50,464	$42,259
Benefits expense ratio - GAAP	85.1%	85.9%	83.3%	86.4%
Operating cost ratio - GAAP	11.2%	9.3%	10.0%	8.7%
Segment earnings - GAAP	$553	$639	$3,227	$1,960
Segment earnings - Adjusted	$557	$643	$3,239	$1,972
Group and Specialty segment results:
Revenues - GAAP	$1,794	$1,889	$5,494	$5,650
Benefits expense ratio - GAAP	93.0%	86.3%	79.6%	83.0%
Operating cost ratio - GAAP	25.2%	21.9%	24.0%	21.9%
Segment earnings (loss) - GAAP	($160)	$4	$232	$174
Segment earnings (loss) - Adjusted	($159)	$5	$235	$177
Healthcare Services segment results:
Revenues - GAAP	$7,131	$6,602	$21,157	$19,087
Operating cost ratio - GAAP	96.4%	96.2%	95.8%	96.3%
Segment earnings - GAAP	$249	$212	$816	$611
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (e)	$327	$283	$1,036	$815

2020 Earnings Guidance

Humana today adjusted its GAAP and Adjusted EPS guidance ranges for the year ended December 31, 2020 (FY20). The company now expects its FY20 GAAP EPS to be in the range of $24.70 to $24.95, compared to the previous range of $23.74 to $24.24, while Adjusted EPS is expected to be in a range of $18.50 to $18.75 versus the previous range of $18.25 to $18.75. For comparison, FY 2020 GAAP and Adjusted EPS guidance is detailed below along with GAAP and Adjusted results for the year ended December 31, 2019 (FY 2019).

The company is revising its individual Medicare Advantage net membership growth estimate to now anticipate growth of approximately 375,000 members for FY 2020 compared to the previous guidance growth range of 330,000 to 360,000 members. This anticipated increase in 2020 represents year-over-year growth of approximately 10 percent.

The company is reiterating its expectations for group Medicare Advantage net membership gains for FY 2020, projecting an increase of approximately 90,000 members year over year.

For its stand-alone PDP business, Humana now expects a net membership decline of approximately 500,000 members for FY 2020, compared to the previous estimate of 550,000 members.

Given the likelihood of significant variability of results by financial statement line item (and related ratios), Humana previously withdrew its additional FY 2020 detailed guidance points that were initially provided as part of the company's fourth quarter 2019 earnings release dated February 5, 2020.

Diluted earnings (losses) per common share	FY 2020 Guidance (f)	FY 2019 (g)	4Q 2020 Guidance (h)	4Q 2019 (i)
GAAP	$24.70 to $24.95	$20.10	($2.55)	$3.84
Amortization of identifiable intangibles	~0.51	0.40	~0.15	0.10
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	0.37	(2.89)	—	(1.67)
Change in fair market value of publicly-traded equity securities	(3.73)	—	—	—
Receipt of commercial risk corridor receivables previously written off, net	(3.35)	—	—	—
Charges associated with workforce optimization	—	0.26	—	0.01
Adjusted (non-GAAP) – FY 2020 and 4Q 2020 projected; FY 2019 and 4Q 2019 reported	$18.50 to $18.75	$17.87	($2.40)	$2.28

2022 Preliminary Rate Notice

On Friday, October 30, 2020, after the stock market closed, the Centers for Medicare and Medicaid Services (CMS) issued its preliminary 2022 Medicare Advantage and Part D payment rates and proposed policy changes (collectively, the Advance Notice). CMS has invited public comment on the Advance Notice before publishing final rates on or before April 5, 2021 (the Final Notice), and indicated that the Final Notice may be published early in light of the challenges posed by the uncertainty associated with the COVID-19 pandemic.

In the Advance Notice, CMS estimates Medicare Advantage plans across the sector will, on average, experience a 2.82 percent increase in benchmark funding based on proposals included therein. As indicated by CMS, its estimate excludes the impact of fee‐for‐service county rebasing/re‐pricing since the related impact is dependent upon finalization of certain data, which will be available with the publication of the Final Notice.

Based on the company’s preliminary analysis using the same factors CMS included in its estimate, the components of which are detailed on CMS’ website, Humana anticipates the proposals in the Advance Notice would result in a change generally in line with CMS’ estimate, with the exception of Humana's Medicare Star Ratings for bonus year 2022, as more fully described below, that led the company’s peers.

The company will be drawing upon its program expertise to provide CMS formal commentary on the impact of the Advance Notice and the related impact upon Medicare beneficiaries’ quality of care and service to its members through the Medicare Advantage program.

Star Quality Ratings

As previously disclosed, in October 2020, the Centers for Medicare and Medicaid Services (CMS) published its updated Medicare Star Ratings for bonus year 2022. Humana has 4.1 million members, or approximately 92 percent of its Medicare Advantage membership as of September 2020, enrolled in 15 contracts that received a 4-star rating or above. In addition, Humana received a 5 out of 5-star rating for its CarePlus Health Plans, Inc. contract in Florida, which currently covers approximately 164,300 members, for the third consecutive year and received a 4.5-star rating for three Medicare Advantage contracts offered in 7 states, which cover approximately 796,000 members. Additionally, over 99 percent of retirees in Humana's group Medicare Advantage plans remain in 4-star or above contracts for bonus year 2022. Humana's Star Ratings continue to reflect the company's focus on quality in both member experience and clinical outcomes.

Humana Consolidated Highlights
Consolidated revenues

Consolidated revenues	3Q20 (a)	3Q19	YTD 2020 (c)	YTD 2019
GAAP	$20,075	$16,241	$58,093	$48,593
Change in fair market value of publicly-traded equity securities	(643)	—	(643)	—
Receipt of commercial risk corridor receivables previously written off	(609)	—	(609)	—
Adjusted (non-GAAP)	$18,823	$16,241	$56,841	$48,593
GAAP consolidated revenues for 3Q20 were $20.08 billion, an increase of $3.83 billion, or 24 percent, from $16.24 billion in 3Q19. Total premiums and services revenues of $19.36 billion in 3Q20 increased $3.26 billion, or 20 percent, from $16.11 billion in 3Q19. The favorable year-over-year comparisons were primarily driven by higher premium revenues stemming from Medicare Advantage and state-based contracts membership growth, higher per member Medicare Advantage premiums, higher investment income primarily resulting from market gains associated with publicly-traded equity securities held by the company, and the receipt of payments associated with the commercial risk corridor receivables previously written-off. These increases were partially offset by the impact of declining year-over-year stand-alone PDP and fully-insured commercial medical membership.
GAAP consolidated revenues for YTD 2020 increased $9.50 billion, or 20 percent, to $58.09 billion from $48.59 billion in YTD 2019. Total YTD 2020 premiums and services revenues rose to $57.15 billion, increasing $8.91 billion, or 18 percent, from $48.24 billion in the prior-year period. The YTD 2020 increases were primarily driven by the same factors impacting the quarterly GAAP comparison.
Adjusted consolidated revenues for both 3Q20 and YTD 2020 were impacted by the same factors affecting the GAAP comparisons while excluding the impact of the factors detailed in the table above.
Consolidated benefits expense

Consolidated benefit ratio (benefits expense as a percent of premiums)	3Q20 (a)	3Q19	YTD 2020 (c)	YTD 2019
GAAP	82.6%	85.0%	81.4%	85.2%
Receipt of commercial risk corridor receivables previously written off	2.7%	—%	0.9%	—%
Adjusted (non-GAAP)	85.3%	85.0%	82.3%	85.2%

The 3Q20 and YTD 2020 GAAP consolidated benefit ratios of 82.6 percent and 81.4 percent, respectively, compared to the 3Q19 and YTD 2019 GAAP consolidated benefit ratios of 85.0 percent and 85.2 percent, respectively. The year-over-year decline in the quarterly and YTD comparisons reflect the impact of the following factors:
•receipt of commercial risk corridor receivables previously written off,
•temporary deferral of non-essential care amid the COVID-19 pandemic; as previously discussed, utilization continued to rebound from historic lows in the second quarter of 2020, ending 3Q20 at approximately 95 percent of historic baseline levels, and
•the reinstatement of the non-deductible health insurance industry fee (HIF) in 2020 that was contemplated in the pricing and benefit design of the company's products.

These factors were partially offset by COVID-19 testing and treatment costs along with the company's ongoing pandemic relief efforts. These relief efforts include the waiver of all cost sharing for in-network primary care, outpatient behavioral health, and telehealth visits for its Medicare Advantage members, continued delivery of meals to senior members in need, the distribution of in-home preventive screening kits to members, establishment of a clinical outreach team to proactively engage with the company's most vulnerable members, and various provider and employer group support initiatives.

The Adjusted consolidated benefit ratio for both 3Q20 and YTD 2020 were impacted by the same factors affecting the GAAP comparisons while excluding the receipt of commercial risk corridors receivables in 3Q20 that were previously written off.

Prior Period Medical Claims Reserve Development (Prior Period Development)

Consolidated Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	Third Quarter	YTD
Prior Period Development from prior years recognized in 2020	$284	$(49)	$43	$278
Prior Period Development from prior years recognized in 2019	$267	$8	$56	$331
Favorable Prior Period Development decreased the consolidated benefit ratio by 20 basis points in 3Q20 and decreased the 3Q19 ratio by 40 basis points. Favorable Prior Period Development decreased the YTD 2020 consolidated benefit ratio by 50 basis points and decreased the YTD 2019 consolidated benefit ratio by 70 basis points.
Consolidated operating expenses

Consolidated operating cost ratio (operating costs as a percent of total revenues less investment income)	3Q20 (a)	3Q19 (b)	YTD 2020 (c)	YTD 2019 (d)
GAAP	13.0%	11.7%	12.2%	10.9%
Receipt of commercial risk corridor receivables previously written off, net	0.2%	—%	0.1%	—%
Charges associated with workforce optimization	—	(0.3)%	—%	(0.1)%
Adjusted (non-GAAP)	13.2%	11.4%	12.3%	10.8%

The 3Q20 GAAP consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 13.0 percent increased 130 basis points from the 3Q19 ratio of 11.7 percent. The increase was primarily related to the following factors:
•reinstatement of the non-deductible HIF in 2020, which increased the consolidated GAAP operating cost ratio by approximately 150 basis points in 3Q20; and
•COVID-19 related administrative costs, including those associated with purchasing personal protective equipment for the company's clinicians, member response efforts, and the build-out of infrastructure necessary to support employees working remotely.

The above items were partially offset by the following items:
•scale efficiencies associated with growth in the company's Medicare Advantage membership,
•significant operating cost efficiencies in 3Q20 driven by previously disclosed productivity initiatives,
•charges associated with workforce optimization in 3Q19 that did not recur in 3Q20, and
•the net impact of the receipt of commercial risk corridor receivables previously written off.
The 130 basis point increase in the YTD 2020 GAAP consolidated operating cost ratio of 12.2 percent from 10.9 percent in YTD 2019 was primarily impacted by the same factors influencing the third quarter GAAP comparison, along with the $200 million of contributions to the Humana Foundation in the first half of 2020 to support the communities served by the company, particularly those with social and health disparities. The non-deductible HIF increased the YTD 2020 consolidated GAAP operating cost ratio by approximately 150 basis points.
The Adjusted consolidated operating cost ratio for both 3Q20 and YTD 2020 were impacted by the same factors affecting the GAAP comparisons while excluding the impact of the factors detailed in the table above.
Balance sheet
•At September 30, 2020, the company had cash, cash equivalents, and investment securities of $21.83 billion, up approximately $1.44 billion, or 7 percent, from $20.39 billion at June 30, 2020 primarily resulting from strong operating cash flows during the quarter. Detailed changes are outlined in the company’s consolidated statement of cash flows on pages S-6 of the statistical supplement included in this release.
•At September 30, 2020, cash and short-term investments held at the parent company of $2.42 billion decreased approximately $30 million, or 1 percent, from $2.45 billion at June 30, 2020. The sequential change primarily reflects non-regulated subsidiary earnings that were more than offset by capital expenditures, cash dividends to shareholders, and capital contributions to certain subsidiaries.
•Days in claims payable (DCP) of 48.4 days at September 30, 2020, decreased by 2.8 days from 51.2 days at June 30, 2020 but increased 5.6 days from 42.8 days at September 30, 2019. The sequential decline primarily resulted from increasing utilization levels during 3Q20 compared to significantly depressed levels in the second quarter, particularly early in the quarter, that reduced average benefits expense per day. As utilization levels normalized in 3Q20, so too did the average benefits expenses per day.
The year-over-year increase in DCP primarily reflects the previously discussed lower utilization levels during YTD 2020 compared to YTD 2019, which led to higher provider surplus accruals related to the company's risk sharing arrangements.
Changes are outlined in the DCP rollforward on page S-19 of the statistical supplement included in this release.
•Debt-to-total capitalization at September 30, 2020 was 33.0 percent, down 210 basis points from 35.1 percent at June 30, 2020 primarily resulting from the net impact of 3Q20 earnings.
The company’s long-term debt-to-total capitalization target of approximately 35 percent is expected to allow the company to maintain its investment grade credit rating while providing significant financial flexibility. At times, the company's debt-to-total capitalization will exceed this target due to the timing of share repurchases, acquisitions, and debt issuance.
Operating cash flows
•GAAP cash flows provided by operations of $1.82 billion in 3Q20 compared to GAAP cash flows provided by operations of $2.44 billion in 3Q19, a decrease of $627 million, year over year. The year-over-year decrease was impacted by the following factors:

◦the payment of $1.20 billion related to Humana's portion of the HIF; and
◦the additional estimated federal income tax payment in 3Q20 resulting from the delay of the second quarter 2020's payment in accordance with the CARES Act.
These items was partially offset by the following favorable factors:
◦higher earnings in 3Q20 as compared to 3Q19, including the receipt of commercial risk corridor receivables previously written off; and
◦favorable timing of working capital items, including the receipt of the mid-year Medicare risk adjustment premium revenue collections in July 2020 versus the second quarter in 2019.
•GAAP cash flows provided by operations for YTD 2020 totaled $5.36 billion versus $4.77 billion during YTD 2019, an increase of $584 million year over year. The year-over-year increase primarily reflected higher earnings in YTD 2020 compared to YTD 2019.
Share repurchases
•Humana did not complete any open-market transactions or accelerated stock repurchases during YTD 2020.
Cash dividends
•The company paid cash dividends to its stockholders of $83 million in 3Q20 versus $74 million in 3Q19. Cash dividends of $239 million were paid to the company’s stockholders during YTD 2020 compared to $216 million in YTD 2019. The quarter and year-over-year growth reflect an increase in the per share dividend amount to $0.625, as approved by the company's Board of Directors in February 2020, versus the previous per share amount of $0.55.
•In November, the company's Board of Directors declared a cash dividend of $0.625 per share payable on January 29, 2021 to stockholders of record on December 31, 2020.

Humana’s Retail Segment
This segment consists of the company’s Medicare benefits, marketed to individuals directly or via group Medicare accounts, as well as its Medicare Supplement and state-based contracts businesses. State-based contracts include those with various states to provide services under the Medicaid program, including Temporary Assistance for Needy Families (TANF), dual eligible, and Long-Term Support Services benefits. In addition, this segment also includes the company’s contract with Centers for Medicare & Medicaid Services (CMS) to administer the Limited Income Newly Eligible Transition prescription drug plan (PDP) program.
Retail segment revenues:
•The 3Q20 revenues for the Retail segment were $16.74 billion, an increase of $2.65 billion, or 19 percent, from $14.09 billion in 3Q19 primarily reflecting higher premiums as a result of Medicare Advantage and state-based contracts membership growth and higher per member Medicare Advantage premiums. These favorable items were partially offset by the decline in membership in the company's stand-alone PDP offerings. The year-over-year membership changes are further discussed below.
•The YTD 2020 revenues for the Retail segment were $50.46 billion, up $8.21 billion, or 19 percent, from $42.26 billion in YTD 2019, primarily reflecting the same factors impacting the year-over-year third quarter comparison.

Retail segment enrollment:
•Individual Medicare Advantage membership was 3,935,100 as of September 30, 2020, a net increase of 382,600 or 11 percent, from 3,552,500 as of September 30, 2019, and up 347,900, or 10 percent, from 3,587,200 as of December 31, 2019. The increases were primarily due to membership additions associated with the previous Annual Election Period (AEP) and Open Election Period (OEP) for Medicare beneficiaries. The 2020 OEP sales period, which ran from January 1 to March 31, 2020, added approximately 30,000 members. Since the conclusion of the 2020 OEP, enrollment continued to increase due to special elections, age-ins, and Dual Eligible Special Need Plans (D-SNP) members.
Individual Medicare Advantage membership includes 391,100 D-SNP members as of September 30, 2020, a net increase of 110,400, or 39 percent, from 280,700 as of September 30, 2019, and up 102,900, or 36 percent, from 288,200 as of December 31, 2019. D-SNP membership as of September 30, 2019 grew by approximately 62,100 members compared to membership at December 31, 2018.
•Group Medicare Advantage membership was 612,000 as of September 30, 2020, a net increase of 88,100, or 17 percent, from 523,900 at September 30, 2019, and up 86,700, or 17 percent, from 525,300 as of December 31, 2019. These increases primarily resulted from the addition of a large account in January 2020, along with net membership additions associated with the previous AEP for Medicare beneficiaries.
•Membership in the company’s stand-alone PDP offerings was 3,892,200 as of September 30, 2020, a net decrease of 487,600, or 11 percent, from 4,379,800 as of September 30, 2019, and down 473,000, or 11 percent, from 4,365,200 as of December 31, 2019. These comparisons primarily reflect net declines during the previous AEP for Medicare beneficiaries. The anticipated declines were primarily the result of terminations driven by premium and benefit adjustments experienced by members that were previously enrolled in the company's 2019 Humana Walmart Rx plan and the 2019 Humana Enhanced plan, which were consolidated into the Premier Rx plan in 2020. The expected PDP losses were partially offset by growth in the new low-price Humana Walmart Value Rx plan, driven by both new sales and plan to plan changes.
•State-based contracts membership (including dual-eligible demonstration members) was 730,100 as of September 30, 2020, a net increase of 261,100, or 56 percent, from 469,000 at September 30, 2019 and at December 31, 2019. Theses increases primarily reflect the impact of discontinuing the reinsurance agreement with CareSource and the assumption of full financial risk for the existing Kentucky Medicaid contract as of January 1, 2020, as well as additional enrollment, particularly in Florida, resulting from the current economic downturn due to the COVID-19 pandemic.
Retail segment benefits expense:
•The 3Q20 benefit ratio for the Retail segment was 85.1 percent, a decrease of 80 basis points from 85.9 percent for 3Q19. The year-over-year decrease in the segment benefit ratio was primarily due to the following factors:
◦the temporary deferral of non-essential care as previously discussed; and
◦the reinstatement of the non-deductible HIF in 2020 that was contemplated in the pricing and benefit design of the company's products.
The above items were partially offset by the following factors:
◦COVID-19 testing and treatment costs,
◦the company's ongoing pandemic relief efforts, including the waiver of all cost sharing for in-network primary care, outpatient behavioral health, and telehealth visits for its Medicare Advantage members, continued delivery of meals to senior members in need, the distribution of in-home preventive screening kits to members, establishment of a clinical outreach team to proactively engage with the company's most vulnerable members, and various provider support initiatives,
◦a shift in Medicare membership mix due to the loss of stand-alone PDP members and significant growth in Medicare Advantage members; the benefit ratio for stand-alone PDP members generally decreases as the year progress, and
◦lower favorable Prior Period Development in the segment in 3Q20.
•The YTD 2020 benefit ratio for the segment of 83.3 percent was 310 basis points lower than the YTD 2019 ratio of 86.4 percent primarily reflecting the significantly depressed utilization experienced in the first half of 2020, as well as the same factors impacting the year-over-year comparison for the third quarter with the exception of the impact from a shift in Medicare membership mix.
Prior Period Development
The Retail segment's favorable Prior Period Development for 3Q20, as noted in the table below, decreased the segment benefit ratio by 20 basis points compared to 3Q19 favorable Prior Period Development decreasing the 3Q19 ratio by 40 basis points.
Favorable Prior Period Development decreased the YTD 2020 ratio by 50 basis points and decreased the YTD 2019 benefit ratio by 90 basis points.

Consolidated Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	Third Quarter	YTD
Prior Period Development from prior years recognized in 2020	$238	$(33)	$30	$235
Prior Period Development from prior years recognized in 2019	$283	$28	$55	$366
Retail segment operating costs:
•The Retail segment’s operating cost ratio of 11.2 percent in 3Q20 increased 190 basis points from 9.3 percent in 3Q19. The year-over-year comparison was negatively impacted by the following factors:
◦reinstatement of the non-deductible HIF in 2020, which increased the Retail segment's GAAP operating cost ratio by approximately 160 basis points in 3Q20; and
◦COVID-19 related administrative costs as previously discussed.
The above increases were partially offset by the following items:
◦scale efficiencies associated with growth in the company's Medicare Advantage membership; and
◦significant operating cost efficiencies in 3Q20 driven by previously disclosed productivity initiatives.
•The Retail segment’s YTD 2020 operating cost ratio of 10.0 percent increased 130 basis points from 8.7 percent in YTD 2019 primarily reflecting the same factors that impacted the year-over-year comparison for the third quarter. The non-deductible HIF impacted the segment’s YTD 2020 operating cost ratio by approximately 160 basis points.

Retail segment results:

Retail segment earnings in millions	3Q20 (a)	3Q19 (b)	YTD 2020 (c)	YTD 2019 (d)
GAAP	$553	$639	$3,227	$1,960
Amortization associated with identifiable intangibles	4	4	12	12
Adjusted (non-GAAP)	$557	$643	$3,239	$1,972
•The year-over-year unfavorable quarter comparison in GAAP segment earnings resulted from the same factors that led to the segment's higher operating cost ratio, partially offset by a lower benefit ratio. The year-over-year favorable comparison in YTD GAAP segment earnings resulted from the net favorable impact of a lower segment benefit ratio partially offset by a higher operating cost ratio as previously described.

Humana’s Group and Specialty Segment
This segment consists of the company’s employer group fully-insured commercial medical products and specialty insurance benefits marketed to individuals and groups, including dental, vision, and life insurance benefits. In addition, the segment also includes the company’s administrative services only (ASO) products and its military services businesses.
Group and Specialty segment revenues:
•The 3Q20 revenues for the Group and Specialty segment were $1.79 billion, down $95 million, or 5 percent, year over year from $1.89 billion in 3Q19. This decrease was primarily due to the decline in the company's fully-insured group commercial membership, partially offset by the following factors:
◦higher stop-loss revenues related to the company's level-funded ASO accounts resulting from membership growth in this product as more fully described below; and
◦higher per member premiums across the fully-insured commercial business.
•The YTD 2020 revenues for the Group and Specialty segment were $5.49 billion, down $156 million, or 3 percent, from $5.65 billion in YTD 2019, primarily reflecting the same factors that impacted the year-over-year third quarter comparison.
Group and Specialty segment enrollment:
•Group fully-insured commercial medical membership was 799,500 at September 30, 2020, a decrease of 127,900, or 14 percent, from 927,400 at September 30, 2019, and down 109,100, or 12 percent, from 908,600 at December 31, 2019. These anticipated declines primarily reflect lower membership in small group accounts due in part to more small group accounts selecting level-funded ASO products, as well as the loss of certain large group accounts due to disciplined pricing in the competitive environment. Additionally, the declines in membership were impacted by the current economic downturn driven by the COVID-19 pandemic resulting in higher unemployment rates and loss of coverage for fully-insured commercial group members. The portion of group fully-insured commercial medical membership in small group accounts (2-99 sized employer groups) was approximately 56 percent at September 30, 2020 compared to 59 percent at December 31, 2019 and 60 percent at September 30, 2019.
•Group ASO commercial medical membership was 502,100 at September 30, 2020, a decrease of 14,700, or 3 percent, from 516,800 at September 30, 2019, and down 27,100, or 5 percent, from 529,200 at December 31, 2019. These changes primarily reflect the loss of certain large group accounts due to continued discipline in pricing of services for self-funded accounts amid a highly competitive environment and the impact of the current economic downturn driven by the COVID-19 pandemic as previously discussed, partially offset by more small group accounts selecting level-funded ASO products. Small group membership comprised 45 percent of group ASO medical membership at September 30, 2020 versus 40 percent at December 31, 2019 and 39 percent at September 30, 2019.
•Military services membership was 6,016,400 at September 30, 2020, an increase of 17,700, from 5,998,700 at September 30, 2019, and up 32,100, or 1 percent, versus 5,984,300 at December 31, 2019. Membership includes military service members, retirees, and their families to whom the company is providing healthcare services under the current TRICARE East Region contract.
•Membership in specialty products(j) was 5,325,600 at September 30, 2020, a decrease of 85,800, or 2 percent, from 5,411,400, at September 30, 2019, and down 100,300, or 2 percent, from 5,425,900 at December 31, 2019. These decreases resulted from the loss of certain group accounts offering stand-alone dental and vision products, as well as the impact of the current economic downturn driven by the COVID-19 pandemic as previously discussed.
Group and Specialty segment benefits expense:
•The 3Q20 benefit ratio for the Group and Specialty segment was 93.0 percent, an increase of 670 basis points from 86.3 percent for 3Q19. The year-over-year increase in the segment benefit ratio was primarily due to the following factors:
◦ongoing pandemic relief efforts, primarily surrounding initiatives to ease administrative and financial stress for providers and employers, including premium rate relief for select employer groups and the payment of monthly stipends to support participating dental providers; and
◦meaningful COVID-19 testing and treatment costs for fully-insured commercial group medical members as several of the company's key commercial markets were COVID-19 hotspots during 3Q20.
The above items were partially offset by the following factors:
◦reinstatement of the non-deductible HIF in 2020 that was contemplated in the pricing and benefit design of the company's products,
◦the temporary deferral of non-essential care as previously discussed; utilization returned faster for fully-insured commercial group members as compared to members in the Retail segment, but remained below historic baseline levels at the close of 3Q20, and
◦higher favorable Prior Period Development in the segment in 3Q20.
•The YTD 2020 benefit ratio for the segment of 79.6 percent was 340 basis points lower than the YTD 2019 ratio of 83.0 percent. The year-over-year comparison was impacted by the following factors:
◦significantly depressed utilization levels experienced during the first half of 2020 as a result of the pandemic as previously discussed,
◦reinstatement of the non-deductible HIF in 2020 that was contemplated in the pricing and benefit design of the company's products, and
◦higher favorable Prior Period Development in the segment in YTD 2020.

These factors were partially offset by the following items:
◦COVID-19 testing and treatment costs; and
◦the company's ongoing pandemic relief efforts as previously described.
Prior Period Development
The Group and Specialty segment's favorable Prior Period Development for 3Q20, as noted in the table below, decreased the segment benefit ratio by 80 basis points in 3Q20 compared to lowering the 3Q19 ratio by 10 basis points.
Favorable Prior Period Development decreased the YTD 2020 ratio by 90 basis points while unfavorable development in YTD 2019 increased the benefit ratio by 70 basis points.

Group and Specialty segment Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	Third Quarter	YTD
Prior Period Development from prior years recognized in YTD 2020	$46	$(16)	$13	$43
Prior Period Development from prior years recognized in YTD 2019	$(16)	$(20)	$1	$(35)
Group and Specialty segment operating costs:
•The Group and Specialty segment’s operating cost ratio was 25.2 percent in 3Q20, an increase of 330 basis points from 21.9 percent in 3Q19 primarily reflecting the following factors:
◦reinstatement of the non-deductible HIF in 2020, which increased the Group and Specialty segment's GAAP operating cost ratio by approximately 130 basis points in 3Q20; and
◦COVID-19 related administrative costs as previously discussed.
The impact of the above items was partially offset by significant operating cost efficiencies in 3Q20 driven by previously disclosed productivity initiatives.
•The Group and Specialty segment’s operating cost ratio of 24.0 percent for YTD 2020 was up 210 basis points compared to 21.9 percent for YTD 2019. The year-over-year increase was primarily impacted by the same factors influencing the third quarter comparison.
The non-deductible HIF impacted the segment’s YTD 2020 operating cost ratio by approximately 130 basis points.
Group and Specialty segment results:

Group and Specialty segment (loss) earnings In millions	3Q20 (a)	3Q19 (b)	YTD 2020 (c)	YTD 2019 (d)
GAAP	($160)	$4	$232	$174
Amortization associated with identifiable intangibles	1	1	3	3
Adjusted (non-GAAP)	($159)	$5	$235	$177
•The year-over-year unfavorable quarter comparison in GAAP segment earnings resulted from the same factors that led to the segment's higher benefit and operating cost ratios. The year-over-year favorable comparison in YTD GAAP segment earnings resulted from the net favorable impact of a lower segment benefit ratio partially offset by a higher operating cost ratio.

Humana’s Healthcare Services Segment
This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, and clinical programs, such as home health and other services and capabilities to promote wellness and advance population health, including the company's non-consolidating minority interest investments in Kindred at Home and the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers.
Services offered by this segment are designed to enhance the healthcare experience overall. These services may lead to lower utilization associated with improved member health and/or lower drug costs.
Healthcare Services segment revenues:
•Revenues of $7.13 billion in 3Q20 for the Healthcare Services segment increased by $529 million, or 8 percent, from $6.60 billion in 3Q19. The year-over-year comparison was favorably impacted by the following factors:
◦the company's strong Medicare Advantage membership growth; and
◦additional pharmacy revenues in 3Q20 associated with the acquisition of Enclara Healthcare.
These increases were partially offset by the loss of intersegment revenues associated with the decline in stand-alone PDP membership as previously discussed.
•YTD 2020 revenues for the Healthcare Services segment were $21.16 billion, an increase of $2.07 billion, or 11 percent, from $19.09 billion in YTD 2019 primarily due to the same factors affecting the year-over-year comparison for the third quarter, along with a modest increase in pharmacy revenues as a result of the company allowing early prescription refills to permit members to prepare for extended supply needs in response to COVID-19 and a slight shift by members to 90-day mail supply.
Healthcare Services segment operating costs:
•The Healthcare Services segment’s operating cost ratio of 96.4 percent in 3Q20 increased 20 basis points from 96.2 percent in 3Q19 primarily as a result of COVID-19 administrative related costs, including expenses associated with additional safety measures taken for the company's provider and clinical teams who have continued to provide services to members during the crisis. The increase further reflects higher costs incurred in the pharmacy business to ensure timely delivery of prescriptions amid the COVID-19 pandemic. These costs were partially offset by operational improvements and reduced utilization resulting from COVID-19 in the company's provider services business, as well as significant operating cost efficiencies in 3Q20 driven by previously disclosed productivity initiatives.
•The Healthcare Services segment’s YTD 2020 operating cost ratio of 95.8 percent decreased 50 basis points from 96.3 percent in YTD 2019 as a result of the net favorable impact of the same factors affecting the third quarter comparison.
Healthcare Services segment operating statistics:
•Primary care providers in value-based (shared risk and path to risk) relationships of 67,000 at September 30, 2020 increased 11 percent from 60,200 at September 30, 2019, and increased 8 percent from 61,900 at December 31, 2019. The percentage of the company’s individual Medicare Advantage members in value-based relationships was 66 percent as of September 30, 2020 and at September 30, 2019 compared to 67 percent at December 31, 2019. The YTD decline in the percentage of members in value-based relationships was impacted by solid current year membership growth that has led to a greater proportion of new individual Medicare Advantage members that are not yet assigned to a primary care provider.

•Medicare Advantage and dual demonstration program membership enrolled in a Humana chronic care management program (k) was 917,200 at September 30, 2020, up 4 percent from 882,800 at September 30, 2019 and up 6 percent from 868,800 at December 31, 2019. These changes were driven by the company's improved process for identifying and enrolling members in the appropriate program at the right time, coupled with growth in Special Needs Plans (SNP) membership.
•Pharmacy script volume on an adjusted 30-day equivalent basis of 119 million for 3Q20 increased 3 percent compared to 116 million for 3Q19. Pharmacy script volume of 356 million for YTD 2020 increased 5 percent compared to 339 million for YTD 2019. These increases primarily were driven by higher Medicare Advantage and state-based contracts membership, partially offset by the decline in stand-alone PDP membership. The year-over-year YTD script volume comparison was further impacted by early prescription refills in YTD 2020 as members prepared for extended supply needs in response to COVID-19.
Healthcare Services segment results:

Healthcare Services segment results (in millions)	3Q20	3Q19	YTD 2020	YTD 2019
GAAP segment earnings	$249	$212	$816	$611
Depreciation and amortization expense	52	48	151	135
Interest and taxes	26	23	69	69
Adjusted EBITDA (e)	$327	$283	$1,036	$815
•The Healthcare Services segment’s 3Q20 GAAP segment earnings increased $37 million, or 17 percent, to $249 million compared to GAAP segment earnings of $212 million in 3Q19. The increase primarily resulted from operational improvements and reduced utilization resulting from COVID-19 in the company's provider services business. These improvements were partially offset by COVID-19 administrative related costs, including expenses associated with additional safety measures taken for the company's provider and clinical teams who have continued to provide services to members during the crisis, along with additional costs in the company's pharmacy operations as previously described.
Adjusted EBITDA in 3Q20 for the Healthcare Services segment of $327 million was up $44 million, or 16 percent, compared to Adjusted EBITDA of $283 million in 3Q19. The favorable comparison of Adjusted EBITDA year over year primarily resulted from the same factors that impacted the quarterly GAAP segment results comparison while excluding the impact of the factors detailed in the table above.
•The Healthcare Services segment’s GAAP segment earnings in YTD 2020 increased $205 million, or 34 percent, to $816 million compared to GAAP segment earnings of $611 million in YTD 2019 primarily reflecting the same factors that impacted the year-over-year third quarter GAAP comparison, along with higher earnings from pharmacy operations.
Adjusted EBITDA for YTD 2020 of $1.04 billion increased $221 million, or 27 percent, versus the YTD 2019 Adjusted EBITDA for the Healthcare Services segment of $815 million. The favorable comparison of Adjusted EBITDA year over year primarily resulted from the same factors that impacted the YTD GAAP segment results comparison while excluding the impact of the factors detailed in the table above.

Conference Call
Humana will host a conference call at 9:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.
All parties interested in the company’s 3Q20 earnings conference call are invited to dial 888-625-7430. No password is required. The audio-only webcast of the 3Q20 earnings call may be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.
For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available from approximately 12:15 p.m. Eastern time on November 3, 2020 until 10:59 p.m. Eastern time on January 3, 2021 and can be accessed by dialing 855-859-2056 and providing the conference ID #3879636.

Footnotes
(a) 3Q20 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $23 million pretax, or $0.13 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Put/call valuation adjustments of approximately $7 million, or $0.03 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Change in fair market value of publicly-traded equity securities of $643 million, or $3.72 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues. Humana adjusts for the market gains and losses of its publicly-traded equity investments (primarily Oak Street Health, Inc.) each period because while investments are strategic decisions for the company, management's measure of performance is primarily focused on operational results rather than fair value of such investments. Also, management does not forecast changes in fair value of its equity investments. Accordingly, the company believes it is useful to adjust GAAP EPS for the market gains and losses of publicly-traded equity securities.
•Net adjustment of $578 million, or $3.35 per diluted common share, related to the receipt of unpaid risk corridor payments associated with the losses incurred by the company under the ACA business in 2014 to 2016 (previously written off). GAAP measures affected in this release include consolidated pretax, EPS, consolidated revenues, consolidated benefits expense ratio, and consolidated operating cost ratio.

(b) 3Q19 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $17 million pretax, or $0.10 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Put/call valuation adjustments of approximately $82 million, or $0.47 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Expense associated with involuntary workforce reduction of approximately $46 million pretax, or $0.26 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

(c) YTD 2020 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $66 million pretax, or $0.38 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments.)
•Put/call valuation adjustments of approximately $63 million, or $0.37 per diluted common share, associated with Humana's non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Change in fair market value of publicly-traded equity securities of $643 million, or $3.73 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues. Humana adjusts for the market gains and losses of its publicly-traded equity investments (primarily Oak Street Health, Inc.) each period because while investments are strategic decisions for the company, management's measure of performance is primarily focused on operational results rather than fair value of such investments. Also, management does not forecast changes in fair value of its equity investments. Accordingly, the company believes it is useful to adjust GAAP EPS for the market gains and losses of publicly-traded equity securities.
•Net adjustment of $578 million, or $3.35 per diluted common share, related to the receipt of unpaid risk corridor payments associated with the losses incurred by the company under the ACA business in 2014 to 2016 (previously written off). GAAP measures affected in this release include consolidated pretax, EPS, consolidated revenues, consolidated benefits expense ratio, and consolidated operating cost ratio.

(d) YTD 2019 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $53 million pretax, or $0.29 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments.)
•Put/call valuation adjustments of approximately $217 million, or $1.23 per diluted common share, associated with Humana's non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Expense associated with involuntary workforce reduction of approximately $46 million pretax, or $0.26 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

(e) The Healthcare Services segment Adjusted EBITDA includes GAAP segment earnings with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. The Adjusted EBITDA includes results from all lines of business within the segment. The Adjusted EBITDA also includes the impact of Humana’s 40% minority interest in Kindred at Home and the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers.

(f) FY 2020 Adjusted EPS projections exclude the following:
•Amortization expense for identifiable intangibles of approximately ~0.51 per diluted common share.
•Put/call valuation adjustments of $0.37 per diluted common share related to Humana's non-consolidating minority interest investments. FY20 GAAP EPS guidance excludes the impact of future value changes of put/call options related to Humana’s non-consolidating minority interest investments. The future value change of these put/call options cannot be estimated.
•Change in fair market value of publicly-traded equity securities of $3.73 per diluted common share. The future value of these investments, their impact on GAAP EPS, and the related non-GAAP adjustment will fluctuate on the public trading value of the stock. The guidance set forth herein assumes no further change in the fair value of these investments.
•Net adjustment of $3.35 per diluted common share related to the receipt of unpaid risk corridor payments associated with the losses incurred by the company under the ACA business in 2014 to 2016 (previously written off).

(g) FY 2019 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $70 million pretax, or $0.40 per diluted common share.
•Put/call valuation adjustments of approximately $506 million, or $2.89 per diluted common share, associated with Humana’s non-consolidating minority interest investments.
•Expense associated with involuntary workforce reduction of approximately $47 million pretax, or $0.26 per diluted common share.

(h) 4Q 2020 Adjusted EPS projections exclude the following:
•Amortization expense for identifiable intangibles of approximately ~0.15 per diluted common share.
•4Q 2020 GAAP EPS guidance excludes the impact of future value changes of put/call options related to Humana’s non-consolidating minority interest investments. The future value change of these put/call options cannot be estimated.
•The future value of publicly-traded equity securities, their impact on GAAP EPS, and the related non-GAAP adjustment will fluctuate on the public trading value of the stock. The guidance set forth herein assumes no further change in the fair value of these investments.

(i) 4Q 2019 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $17 million pretax income, or $0.10 per diluted common share.
• Put/call valuation adjustments of approximately $289 million, or $1.67 per diluted common share, associated with Humana’s non-consolidating minority interest investments.
• Expense associated with involuntary workforce reduction of approximately $1 million pretax, or $0.01 per diluted common share.

(j) The company provides a full range of insured specialty products including dental, vision, and life insurance benefits marketed to individuals and groups. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.

(k) Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.

Cautionary Statement

This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:
•If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves the company may establish, including premium deficiency reserves, may be insufficient.
•If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.
•If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks or prevent other privacy or data security incidents that result in security breaches that disrupt our operations or in the unintended dissemination of sensitive personal information or proprietary or confidential information, the company’s business may be materially adversely affected.
•Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.
•As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including proposed changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on our operating results, financial position and cash flows.
•Humana's business activities are subject to substantial government regulation. New laws or regulations, or legislative, judicial, or regulatory changes in existing laws or regulations or their manner of application could increase the company's cost of doing business and have a material adverse effect on Humana’s results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments); the company’s financial position (including the company’s ability to maintain the value of its goodwill); and the company’s cash flows.
•Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.
•If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
•Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.
•Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
•If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.
•Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.
•Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
•The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.
• The spread of, and response to, the novel coronavirus, or COVID-19, underscores certain risks Humana faces, including those discussed above, and the rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact to Humana of COVID-19.

In December 2019, a novel strain of coronavirus (COVID-19) emerged which was declared a pandemic by the World Health Organization on March 11, 2020, and has now spread globally including throughout the United States.
Governmental and non-governmental organizations may not effectively combat the spread and severity of COVID-19, increasing the potential for harm for Humana’s members. If the spread of COVID-19 is not contained, the premiums the company charges may prove to be insufficient to cover the cost of health care services delivered to its members, which may increase significantly as a result of higher utilization rates of medical facilities and services and other increases in associated hospital and pharmaceutical costs. Over time, Humana may also experience increased costs or decreased revenues if, as a result of the company’s members being unable to see their providers due to actions taken to mitigate the spread of COVID-19, Humana is unable to implement clinical initiatives to manage health care costs and chronic conditions of its members, and appropriately document their risk profiles. In addition, Humana is offering its members expanded benefit coverage, such as waiving out of pocket costs for COVID-19 diagnostic testing and treatment, certain additional coverages have been mandated by governmental action, and Humana is taking actions designed to help provide financial and administrative relief for the health care provider community. Such measures and any further steps taken by Humana, or governmental action, to continue to respond to and address the ongoing impact of COVID-19, including further expansion or modification of the services delivered to its members, the adoption or modification of regulatory requirements associated with those services and the costs and challenges associated with ensuring timely compliance with such requirements, to provide further relief for the health care provider community, or in connection with the relaxation of stay-at-home and physical distancing orders and other restrictions on movement and economic activity, including the potential for widespread testing and therapeutic treatments and a vaccine, once available, as a component of lifting these measures, could adversely impact the company’s profitability.
The spread and impact of COVID-19, or actions taken to mitigate this spread, could have material and adverse effects on Humana’s ability to operate effectively, including as a result of the complete or partial closure of facilities or labor shortages. Disruptions in public and private infrastructure, including communications, availability of in-person sales and marketing channels, financial services and supply chains, could materially and adversely disrupt the company’s normal business operations. Humana has transitioned a significant subset of its employee population to a remote work environment in an effort to mitigate the spread of COVID-19, as have a number of the company’s third-party service providers, which may exacerbate certain risks to Humana’s business, including an increased demand for information technology resources, increased risk of phishing and other cybersecurity attacks, and increased risk of unauthorized dissemination of sensitive personal information or proprietary or confidential information about the company or its members or other third-parties. The outbreak of COVID-19 has severely impacted global economic activity, including the businesses of some of Humana’s commercial customers, and caused significant volatility and negative pressure in the financial markets. In addition to disrupting Humana’s operations, these developments may adversely affect the timing of commercial customer premium collections and corresponding claim payments, the value of the company’s investment portfolio, or future liquidity needs.
The rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact to Humana of COVID-19. Humana is continuing to monitor the spread of COVID-19, changes to the company’s benefit coverages, the ongoing costs and business impacts of dealing with COVID-19, including the potential costs and impacts associated with lifting or reimposing restrictions on movement and economic activity and related risks. The magnitude and duration of the pandemic and its impact on Humana’s business, results of operations, financial position, and cash flows is uncertain as this continues to evolve globally, but such impacts could be material to the company’s business, results of operations, financial position and cash flows.
In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.
Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:
•Form 10-K for the year ended December 31, 2019;
•Form 10-Q for the quarter ended March 31, 2020; June 30, 2020; and
•Form 8-Ks filed during 2020.

About Humana
Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.
To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.
More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:
•Annual reports to stockholders
•Securities and Exchange Commission filings
•Most recent investor conference presentations
•Quarterly earnings news releases and conference calls
•Calendar of events
•Corporate Governance information

Humana Inc.
Statistical Schedules
And
Supplementary Information
3Q20 Earnings Release

Humana Inc. Statistical Schedules and Supplementary Information 3Q20 Earnings Release
Contents

Consolidated Financial Statements
1.	Consolidated Statements of Income (S-3 - S-4)
2.	Consolidated Balance Sheets (S-5)
3.	Consolidated Statements of Cash Flows (S-6 - S-7)
Operating Results Detail
4.	Consolidating Statements of Income - Quarter (S-8 - S-9)
5.	Consolidating Statements of Income - YTD (S-10 - S-11)
6.	Ending Membership Detail (S-12)
7.	Premiums and Services Revenue Detail (S-13 - S-14)
8.	Healthcare Services Segment Metrics (S-15 - S-17)
Balance Sheet Detail
9.	Benefits Payable Detail and Statistics (S-18 - S-19)
Footnotes (S-20)

Humana Inc.
Consolidated Statements of Income
Dollars in millions, except per common share results

	For the three months ended September 30,
			Dollar	Percentage
	2020	2019	Change	Change
Revenues:
Premiums	$18,904	$15,712	$3,192	20.3%
Services	457	393	64	16.3%
Investment income	714	136	578	425.0%
Total revenues	20,075	16,241	3,834	23.6%
Operating expenses:
Benefits	15,611	13,357	2,254	16.9%
Operating costs	2,513	1,889	624	33.0%
Depreciation and amortization	128	127	1	0.8%
Total operating expenses	18,252	15,373	2,879	18.7%
Income from operations	1,823	868	955	110.0%
Interest expense	75	62	13	21.0%
Other (income) expense, net (A)	(7)	(82)	(75)	-91.5%
Income before income taxes and equity in net earnings	1,755	888	867	97.6%
Provision for income taxes	450	200	250	125.0%
Equity in net earnings (B)	35	1	34	3,400.0%
Net income	$1,340	$689	$651	94.5%
Basic earnings per common share	$10.12	$5.16	$4.96	96.1%
Diluted earnings per common share	$10.05	$5.14	$4.91	95.5%
Shares used in computing basic earnings per common share (000’s)	132,318	133,321
Shares used in computing diluted earnings per common share (000’s)	133,196	134,025

Humana Inc.
Consolidated Statements of Income
Dollars in millions, except per common share results

	For the nine months ended September 30,
			Dollar	Percentage
	2020	2019	Change	Change
Revenues:
Premiums	$55,822	$47,139	$8,683	18.4%
Services	1,331	1,103	228	20.7%
Investment income	940	351	589	167.8%
Total revenues	58,093	48,593	9,500	19.6%
Operating expenses:
Benefits	45,415	40,168	5,247	13.1%
Operating costs	6,984	5,252	1,732	33.0%
Depreciation and amortization	362	343	19	5.5%
Total operating expenses	52,761	45,763	6,998	15.3%
Income from operations	5,332	2,830	2,502	88.4%
Interest expense	211	184	27	14.7%
Other expense (income), net (A)	63	(217)	280	129.0%
Income before income taxes and equity in net earnings	5,058	2,863	2,195	76.7%
Provision for income taxes	1,485	684	801	117.1%
Equity in net earnings (B)	68	16	52	325.0%
Net income	$3,641	$2,195	$1,446	65.9%
Basic earnings per common share	$27.53	$16.31	$11.22	68.8%
Diluted earnings per common share	$27.37	$16.24	$11.13	68.5%
Shares used in computing basic earnings per common share (000’s)	132,234	134,589
Shares used in computing diluted earnings per common share (000’s)	133,010	135,189

Humana Inc.
Consolidated Balance Sheets
Dollars in millions, except share amounts

	September 30,	December 31,	Year-to-Date Change
	2020	2019	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$7,985	$4,054
Investment securities	12,741	10,972
Receivables, net	1,135	1,056
Other current assets	5,170	3,806
Total current assets	27,031	19,888	$7,143	35.9%
Property and equipment, net	2,228	1,955
Long-term investment securities	1,105	406
Goodwill	4,443	3,928
Equity method investments	1,160	1,063
Other long-term assets	2,510	1,834
Total assets	$38,477	$29,074	$9,403	32.3%
Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$8,208	$6,004
Trade accounts payable and accrued expenses	4,472	3,754
Book overdraft	214	225
Unearned revenues	287	247
Short-term debt	1,724	699
Total current liabilities	14,905	10,929	$3,976	36.4%
Long-term debt	6,059	4,967
Future policy benefits payable	202	206
Other long-term liabilities	1,543	935
Total liabilities	22,709	17,037	$5,672	33.3%
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,648,742 issued at September 30, 2020	33	33
Capital in excess of par value	2,940	2,820
Retained earnings	20,872	17,483
Accumulated other comprehensive income	370	156
Treasury stock, at cost, 66,307,291 shares at September 30, 2020	(8,447)	(8,455)
Total stockholders’ equity	15,768	12,037	$3,731	31.0%
Total liabilities and stockholders’ equity	$38,477	$29,074	$9,403	32.3%
Debt-to-total capitalization ratio	33.0%	32.0%

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions

	For the three months ended September 30,
			Dollar	Percentage
	2020	2019	Change	Change
Cash flows from operating activities
Net income	$1,340	$689
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	138	142
Amortization	23	17
Net realized capital gains	(645)	(18)
Equity in net earnings	(35)	(1)
Stock-based compensation	47	43
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	1,103	56
Other assets	577	882
Benefits payable	228	378
Other liabilities	(1,010)	284
Unearned revenues	21	(38)
Other, net	28	8
Net cash provided by operating activities	1,815	2,442	($627)	-25.7%
Cash flows from investing activities
Purchases of property and equipment, net	(250)	(210)
Purchases of investment securities	(1,766)	(995)
Maturities of investment securities	1,855	387
Proceeds from sales of investment securities	13	252
Net cash used in investing activities	(148)	(566)	$418	73.9%
Cash flows from financing activities
Withdrawals from contract deposits, net	(663)	(462)
Repayment of commercial paper, net	—	(2)
Proceeds from issuance of senior notes, net	—	987
Repayment of term loan	—	(650)
Change in book overdraft	(96)	69
Common stock repurchases	(5)	(1,000)
Dividends paid	(83)	(74)
Proceeds from stock option exercises and other	2	5
Net cash used in financing activities	(845)	(1,127)	$282	25.0%
Increase in cash and cash equivalents	822	749
Cash and cash equivalents at beginning of period	7,163	4,778
Cash and cash equivalents at end of period	$7,985	$5,527

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions

	For the nine months ended September 30,
			Dollar	Percent
	2020	2019	Change	Change
Cash flows from operating activities
Net income	$3,641	$2,195
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	390	382
Amortization	66	53
Net realized capital gains	(696)	(23)
Equity in net earnings	(68)	(16)
Stock-based compensation	129	119
Benefit for deferred income taxes	(3)	(21)
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(82)	179
Other assets	(1,547)	334
Benefits payable	2,204	1,358
Other liabilities	1,257	168
Unearned revenues	40	(9)
Other, net	25	53
Net cash provided by operating activities	5,356	4,772	$584	12.2%
Cash flows from investing activities
Acquisitions, net of cash acquired	(709)	—
Purchases of property and equipment, net	(668)	(506)
Purchases of investment securities	(7,230)	(4,130)
Maturities of investment securities	3,500	1,281
Proceeds from sales of investment securities	2,097	2,878
Net cash used in investing activities	(3,010)	(477)	($2,533)	-531.0%
Cash flows from financing activities
(Withdrawals) receipts from contract deposits, net	(274)	11
Proceeds (repayment) from the issuance of commercial paper, net	21	(358)
Proceeds from issuance of senior notes, net	1,088	987
Proceeds from issuance of term loan	1,000	—
Repayment of term loan	—	(650)
Change in book overdraft	(11)	102
Common stock repurchases	(30)	(1,010)
Dividends paid	(239)	(216)
Proceeds from stock option exercises and other	30	23
Net cash provided by (used in) financing activities	1,585	(1,111)	$2,696	-242.7%
Increase in cash and cash equivalents	3,931	3,184
Cash and cash equivalents at beginning of period	4,054	2,343
Cash and cash equivalents at end of period	$7,985	$5,527

Humana Inc.
Consolidating Statements of Income—For the three months ended September 30, 2020
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$12,949	$—	$—	$—	$12,949
Group Medicare Advantage	1,880	—	—	—	1,880
Medicare stand-alone PDP	622	—	—	—	622
Total Medicare	15,451	—	—	—	15,451
Fully-insured	177	1,169	—	602	1,948
Specialty	—	424	—	—	424
Medicaid and other (C)	1,081	—	—	—	1,081
Total premiums	16,709	1,593	—	602	18,904
Services revenue:
Provider	—	—	107	—	107
ASO and other (D)	4	189	—	—	193
Pharmacy	—	—	157	—	157
Total services revenue	4	189	264	—	457
Total revenues—external customers	16,713	1,782	264	602	19,361
Intersegment revenues
Services	—	9	4,852	(4,861)	—
Products	—	—	2,013	(2,013)	—
Total intersegment revenues	—	9	6,865	(6,874)	—
Investment income	28	3	2	681	714
Total revenues	16,741	1,794	7,131	(5,591)	20,075
Operating expenses:
Benefits	14,224	1,481	—	(94)	15,611
Operating costs	1,877	452	6,871	(6,687)	2,513
Depreciation and amortization	87	21	46	(26)	128
Total operating expenses	16,188	1,954	6,917	(6,807)	18,252
Income (loss) from operations	553	(160)	214	1,216	1,823
Interest expense	—	—	—	75	75
Other income, net (A)	—	—	—	(7)	(7)
Income (loss) before income taxes and equity in net earnings	553	(160)	214	1,148	1,755
Equity in net earnings (B)	—	—	35	—	35
Segment earnings (loss)	$553	$(160)	$249	$1,148	$1,790
Benefit ratio	85.1%	93.0%			82.6%
Operating cost ratio	11.2%	25.2%	96.4%		13.0%

Humana Inc.
Consolidating Statements of Income—For the three months ended September 30, 2019
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$10,752	$—	$—	$—	$10,752
Group Medicare Advantage	1,609	—	—	—	1,609
Medicare stand-alone PDP	781	—	—	—	781
Total Medicare	13,142	—	—	—	13,142
Fully-insured	150	1,278	—	—	1,428
Specialty	—	400	—	—	400
Medicaid and other (C)	742	—	—	—	742
Total premiums	14,034	1,678	—	—	15,712
Services revenue:
Provider	—	—	136	—	136
ASO and other (D)	4	200	—	—	204
Pharmacy	—	—	53	—	53
Total services revenue	4	200	189	—	393
Total revenues—external customers	14,038	1,878	189	—	16,105
Intersegment revenues
Services	—	4	4,654	(4,658)	—
Products	—	—	1,759	(1,759)	—
Total intersegment revenues	—	4	6,413	(6,417)	—
Investment income	50	7	—	79	136
Total revenues	14,088	1,889	6,602	(6,338)	16,241
Operating expenses:
Benefits	12,050	1,448	—	(141)	13,357
Operating costs	1,310	413	6,348	(6,182)	1,889
Depreciation and amortization	89	24	43	(29)	127
Total operating expenses	13,449	1,885	6,391	(6,352)	15,373
Income from operations	639	4	211	14	868
Interest expense	—	—	—	62	62
Other income, net (A)	—	—	—	(82)	(82)
Income before income taxes and equity in net earnings	639	4	211	34	888
Equity in net earnings (B)	—	—	1	—	1
Segment earnings	$639	$4	$212	$34	$889
Benefit ratio	85.9%	86.3%			85.0%
Operating cost ratio	9.3%	21.9%	96.2%		11.7%

Humana Inc.
Consolidating Statements of Income—For the nine months ended September 30, 2020
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	38,748	—	—	—	38,748
Group Medicare Advantage	5,867	—	—	—	5,867
Medicare stand-alone PDP	2,108	—	—	—	2,108
Total Medicare	46,723	—	—	—	46,723
Fully-insured	509	3,606	—	602	4,717
Specialty	—	1,278	—	—	1,278
Medicaid and other (C)	3,104	—	—	—	3,104
Total premiums	50,336	4,884	—	602	55,822
Services revenue:
Provider	—	—	316	—	316
ASO and other (D)	14	576	—	—	590
Pharmacy	—	—	425	—	425
Total services revenue	14	576	741	—	1,331
Total revenues—external customers	50,350	5,460	741	602	57,153
Intersegment revenues
Services	—	22	14,514	(14,536)	—
Products	—	—	5,900	(5,900)	—
Total intersegment revenues	—	22	20,414	(20,436)	—
Investment income	114	12	2	812	940
Total revenues	50,464	5,494	21,157	(19,022)	58,093
Operating expenses:
Benefits	41,939	3,886	—	(410)	45,415
Operating costs	5,047	1,316	20,274	(19,653)	6,984
Depreciation and amortization	251	60	135	(84)	362
Total operating expenses	47,237	5,262	20,409	(20,147)	52,761
Income from operations	3,227	232	748	1,125	5,332
Interest expense	—	—	—	211	211
Other expense, net (A)	—	—	—	63	63
Income before income taxes and equity in net earnings	3,227	232	748	851	5,058
Equity in net earnings (B)	—	—	68	—	68
Segment earnings	3,227	232	816	851	5,126
Benefit ratio	83.3%	79.6%			81.4%
Operating cost ratio	10.0%	24.0%	95.8%		12.2%

Humana Inc.
Consolidating Statements of Income—For the nine months September 30, 2019
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	32,254	—	$—	$—	$32,254
Group Medicare Advantage	4,867	—	—	—	4,867
Medicare stand-alone PDP	2,408	—	—	—	2,408
Total Medicare	39,529	—	—	—	39,529
Fully-insured	434	3,873	—	—	4,307
Specialty	—	1,160	—	—	1,160
Medicaid and other (C)	2,143	—	—	—	2,143
Total premiums	42,106	5,033	—	—	47,139
Services revenue:
Provider	—	—	367	—	367
ASO and other (D)	14	587	—	—	601
Pharmacy	—	—	135	—	135
Total services revenue	14	587	502	—	1,103
Total revenues—external customers	42,120	5,620	502	—	48,242
Intersegment revenues
Services	—	13	13,456	(13,469)	—
Products	—	—	5,128	(5,128)	—
Total intersegment revenues	—	13	18,584	(18,597)	—
Investment income	139	17	1	194	351
Total revenues	42,259	5,650	19,087	(18,403)	48,593
Operating expenses:
Benefits	36,396	4,177	—	(405)	40,168
Operating costs	3,664	1,232	18,371	(18,015)	5,252
Depreciation and amortization	239	67	121	(84)	343
Total operating expenses	40,299	5,476	18,492	(18,504)	45,763
Income from operations	1,960	174	595	101	2,830
Interest expense	—	—	—	184	184
Other income, net (A)	—	—	—	(217)	(217)
Income before income taxes and equity in net earnings	1,960	174	595	134	2,863
Equity in net earnings (B)	—	—	16	—	16
Segment earnings	1,960	174	$611	$134	$2,879
Benefit ratio	86.4%	83.0%			85.2%
Operating cost ratio	8.7%	21.9%	96.3%		10.9%

Humana Inc.
Ending Membership Detail
In thousands

				Year-over-Year Change			Year To Date Change
	September 30, 2020	Average 3Q20	September 30, 2019	Amount	Percent	December 31, 2019	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	3,935.1	3,918.0	3,552.5	382.6	10.8%	3,587.2	347.9	9.7%
Group Medicare Advantage	612.0	610.9	523.9	88.1	16.8%	525.3	86.7	16.5%
Medicare stand-alone PDP	3,892.2	3,892.2	4,379.8	(487.6)	-11.1%	4,365.2	(473.0)	-10.8%
Total Medicare	8,439.3	8,421.1	8,456.2	(16.9)	-0.2%	8,477.7	(38.4)	-0.5%
State-based contracts (E)	730.1	717.0	469.0	261.1	55.7%	469.0	261.1	55.7%
Medicare Supplement	331.3	329.2	286.6	44.7	15.6%	298.4	32.9	11.0%
Total Retail	9,500.7	9,467.3	9,211.8	288.9	3.1%	9,245.1	255.6	2.8%
Group and Specialty
Fully-insured commercial medical	799.5	804.1	927.4	(127.9)	-13.8%	908.6	(109.1)	-12.0%
ASO commercial	502.1	499.0	516.8	(14.7)	-2.8%	529.2	(27.1)	-5.1%
Military services	6,016.4	6,015.2	5,998.7	17.7	0.3%	5,984.3	32.1	0.5%
Total Group and Specialty	7,318.0	7,318.3	7,442.9	(124.9)	-1.7%	7,422.1	(104.1)	-1.4%
Total Medical Membership	16,818.7	16,785.6	16,654.7	164.0	1.0%	16,667.2	151.5	0.9%

Specialty Membership (included in Group and Specialty segment):
Dental—fully-insured (F)	2,627.4	2,618.8	2,642.9	(15.5)	-0.6%	2,646.4	(19.0)	-0.7%
Dental—ASO	282.4	281.0	276.8	5.6	2.0%	278.9	3.5	1.3%
Vision	2,013.8	2,016.3	2,076.9	(63.1)	-3.0%	2,082.5	(68.7)	-3.3%
Other supplemental benefits (G)	402.0	400.5	414.8	(12.8)	-3.1%	418.1	(16.1)	-3.9%
Total Specialty Membership	5,325.6	5,316.6	5,411.4	(85.8)	-1.6%	5,425.9	(100.3)	-1.8%

	September 30, 2020	Member Mix September 30, 2020	September 30, 2019	Member Mix September 30, 2019
Individual Medicare Advantage Membership
HMO	2,332.2	59%	2,103.8	59%
PPO	1,602.9	41%	1,448.7	41%
Total Individual Medicare Advantage	3,935.1	100%	3,552.5	100%
Individual Medicare Advantage Membership
Shared Risk (H)	1,213.4	31%	1,093.8	31%
Path to Risk (I)	1,392.5	35%	1,246.8	35%
Total Value-based	2,605.9	66%	2,340.6	66%
Other	1,329.2	34%	1,211.9	34%
Total Individual Medicare Advantage	3,935.1	100%	3,552.5	100%

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

	For the three months ended September 30,				Per Member per Month (L) For the three months ended September 30,
			Dollar	Percentage
	2020	2019	Change	Change	2020	2019
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$12,949	$10,752	$2,197	20.4%	$1,102	$1,015
Group Medicare Advantage	1,880	1,609	271	16.8%	1,026	1,026
Medicare stand-alone PDP	622	781	(159)	-20.4%	53	59
State-based contracts (E)	1,081	742	339	45.7%	503	528
Medicare Supplement	177	150	27	18.0%	179	177
Other services	4	4	—	—%
Total Retail	16,713	14,038	2,675	19.1%
Group and Specialty
Fully-insured commercial medical	1,169	1,278	(109)	-8.5%	485	457
Specialty (J)	424	400	24	6.0%	28	26
Commercial ASO & other services (D)	76	83	(7)	-8.4%
Military services (K)	122	121	1	0.8%
Total Group and Specialty	1,791	1,882	(91)	-4.8%
Healthcare Services
Pharmacy solutions	6,315	5,726	589	10.3%
Provider services	654	695	(41)	-5.9%
Clinical programs	160	181	(21)	-11.6%
Total Healthcare Services	7,129	6,602	527	8.0%

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

	For the nine months ended September 30,				Per Member per Month (L) For the nine months ended September 30,
			Dollar	Percentage
	2020	2019	Change	Change	2020	2019
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$38,748	$32,254	$6,494	20.1%	$1,113	$1,032
Group Medicare Advantage	5,867	4,867	1,000	20.5%	1,073	1,041
Medicare stand-alone PDP	2,108	2,408	(300)	-12.5%	60	60
State-based contracts (E)	3,104	2,143	961	44.8%	517	521
Medicare Supplement	509	434	75	17.3%	176	176
Other services	14	14	—	—%
Total Retail	50,350	42,120	8,230	19.5%
Group and Specialty
Fully-insured commercial medical	3,606	3,873	(267)	-6.9%	481	454
Specialty (J)	1,278	1,160	118	10.2%	28	25
Commercial ASO & other services (D)	235	238	(3)	-1.3%
Military services (K)	363	362	1	0.3%
Total Group and Specialty	5,482	5,633	(151)	-2.7%
Healthcare Services
Pharmacy solutions	18,700	16,469	2,231	13.5%
Provider services	1,960	2,057	(97)	-4.7%
Clinical programs	495	560	(65)	-11.6%
Total Healthcare Services	21,155	19,086	2,069	10.8%

Humana Inc.
Healthcare Services Segment Metrics

	September 30, 2020	September 30, 2019	Difference		December 31, 2019	Difference
Primary Care Providers:
Shared Risk (H)
Proprietary	1,000	1,100	(100)	-9.1%	1,200	(200)	-16.7%
Contracted	22,100	18,500	3,600	19.5%	18,700	3,400	18.2%
Path to Risk (I)	43,900	40,600	3,300	8.1%	42,000	1,900	4.5%
Total Value-based	67,000	60,200	6,800	11.3%	61,900	5,100	8.2%
Care Management Statistics:
Members enrolled in a Humana chronic care management program (M)	917,200	882,800	34,400	3.9%	868,800	48,400	5.6%
Number of high-risk discharges enrolled in a post-discharge care management program (N)	68,900	68,100	800	1.2%	61,500	7,400	12.0%

Humana Inc.
Healthcare Services Segment Metrics (Continued)
Script volume in thousands

	For the three months ended September 30, 2020	For the three months ended September 30, 2019	Year-over-Year Difference		For the three months ended June 30, 2020	Sequential Difference
Pharmacy:
Generic Dispense Rate
Retail	91.5%	91.7%	-0.2%		91.4%	0.1%
Group and Specialty	88.0%	87.3%	0.7%		87.6%	0.4%
Mail-Order Penetration
Retail	29.9%	28.8%	1.1%		29.8%	0.1%
Group and Specialty	6.3%	6.3%	—%		6.0%	0.3%

			Difference	Percentage Change		Difference	Percentage Change
Script volume (O)	119,400	115,500	3,900	3.4%	116,300	3,100	2.7%

Humana Inc.
Healthcare Services Segment Metrics (Continued)
Script volume in thousands

	For the nine months ended September 30, 2020	For the nine months ended September 30, 2019	Year-over-Year Difference
Pharmacy:
Generic Dispense Rate
Retail	91.7%	91.7%	—%
Group and Specialty	87.9%	87.4%	0.5%
Mail-Order Penetration
Retail	29.6%	28.7%	0.9%
Group and Specialty	6.2%	6.4%	-0.2%
			Difference	Percentage Change
Script volume (O)	355,800	338,600	17,200	5.1%

Humana Inc.
Detail of Benefits Payable Balance and Year-to-Date Changes
Dollars in millions

	For the nine months ended September 30, 2020	For the nine months ended September 30, 2019	For the year ended December 31, 2019
Year-to-date changes in benefits payable, excluding military services
Balances at January 1	$6,004	$4,862	$4,862
Less: Reinsurance recoverables (P)	(68)	(95)	(95)
Beginning balance, net of reinsurance recoverable	5,936	4,767	4,767
Incurred related to:
Current year	45,693	40,499	54,193
Prior years (Q)	(278)	(331)	(336)
Total incurred	45,415	40,168	53,857
Paid related to:
Current year	(37,810)	(34,625)	(48,421)
Prior years	(5,334)	(4,158)	(4,267)
Total paid	(43,144)	(38,783)	(52,688)
Reinsurance recoverables (P)	1	68	68
Ending balance	$8,208	$6,220	$6,004

Humana Inc.
Benefits Payable Statistics (Continued) (R)
Days in Claims Payable

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
9/30/2019	42.8	1.7	4.1%
12/31/2019	40.4	1.3	3.3%
3/31/2020	41.3	1.1	2.7%
6/30/2020	51.2	11.3	28.3%
9/30/2020	48.4	5.6	13.1%

Change in Days in Claims Payable (S)	1Q 2020	2Q 2020	3Q 2020	YTD 2020	3Q 2019	Last Twelve Months
DCP—beginning of period	40.4	41.3	51.2	40.4	39.9	42.8
Components of change in DCP:
Provider accruals (T)	0.2	7.0	(2.8)	4.4	0.1	3.8
Medical fee-for-service (U)	0.6	2.4	(0.6)	2.4	2.2	2.7
Pharmacy (V)	0.3	(0.2)	—	0.1	0.7	(0.2)
Processed claims inventory (W)	(0.1)	0.6	0.7	1.2	(0.4)	(0.8)
Other (X)	(0.1)	0.1	(0.1)	(0.1)	0.3	0.1
DCP—end of period	41.3	51.2	48.4	48.4	42.8	48.4
Total change from beginning of period	0.9	9.9	(2.8)	8.0	2.9	5.6

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
3Q20 Earnings Release
(A)Put/call valuation adjustments associated with the company's non-consolidating minority interest investments.
(B)Net earnings associated with the company's non-consolidating minority interest investments.
(C)The Medicaid and other category includes premiums associated with the company’s Medicaid business.
(D)The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees, including military services unless separately disclosed.
(E)Includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts.
(F)Fully-insured dental membership as reported does not include Humana members that have a Medicare Advantage plan that includes an embedded dental benefit. Costs associated with these dental benefits, however, are recorded in the Group and Specialty segment earnings results.
(G)Other supplemental benefits include group life policies.
(H)In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(I)A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(J)Specialty per member per month is computed based on reported specialty premiums and average fully-insured specialty membership for the period. Included with specialty premiums are stop-loss ASO premiums.
(K)The amounts primarily reflect services revenues under the TRICARE East Region contract that generally are contracted on a per-member basis.
(L)Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(M)Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.
(N)Reflects discharges enrolled in Humana’s 30-day care management services, which supports members after they are discharged home from a hospital or other facility. The program is aimed at individuals at high-risk for re-hospitalization. Care managers visit and call members at home to ensure they have and understand correct prescriptions, their doctors are informed about members’ changed status, and that members are either self-managing adequately or are referred to appropriate ongoing services.
(O)Script volume is presented on an adjusted 30-day equivalent basis. This includes all scripts processed by the Humana pharmacy benefit manager (PBM).
(P)Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.
(Q)Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.
(R)A common metric for monitoring benefits payable levels relative to benefits expense is days in claims payable (DCP). The company calculates DCP using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements.
(S)DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.
(T)Provider accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period.
(U)Represents medical and specialty claims incurred but not reported (IBNR) for non-pharmacy fully-insured products.
(V)Represents pharmacy claims expense including payments to the company’s pharmacy benefit manager for prescription drugs filled on behalf of Humana’s members, as well as government subsidized programs from Medicare Part D such as low income cost and reinsurance subsidies, as well as coverage gap discount programs.
(W)Includes processed claims that are in the post claim adjudication process, which consists of operating functions such as audit, check batching and check handling. These claims are included in IBNR lags, but have not yet been mailed or released from Humana.
(X)Includes non-lagged reserves such as ASO stop loss, life reserves, and accidental death and dismemberment/accident and health. Also includes an explicit provision for uncertainty (also called a provision for adverse deviation) intended to ensure the unpaid claim liabilities are adequate under moderately adverse conditions.